Exhibit 4.1

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT

This Amendment No. 1 to the Common Stock Purchase Warrant is made on June 6, 2018, by and between Athersys, Inc., a Delaware corporation (the “Company”), and HEALIOS K.K. (the “Holder”).

WHEREAS, on March 14, 2018, the Company issued and sold the Holder a warrant (the “Warrant”) to purchase up to 20,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”);

WHEREAS, pursuant to Section 5(j) of the Warrant, the Warrant may be modified or amended with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder hereby agree to modify and amend the Warrant as described below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, the Company and the Holder, pursuant to Section 5(j) of the Warrant, agree as follows:

1.        Section 1(a) of the Warrant is hereby amended and restated in its entirety as follows:

“(a)     Except as set forth below in Section 1(b)(ii), this Warrant will become exercisable if and only if (i) Healios has satisfied the $2.5 million payment obligation set forth in Section 6.2(a) of the Collaboration Agreement and (ii) during the China ROFN Period (as defined in the Collaboration Agreement), the Company and the Holder have entered into either (A) a license under intellectual property rights of the Company or its affiliates for MultiStem products in China or (B) an option agreement for such license (such license or option, a “China Agreement”).”

2.        Section 1(b)(ii) of the Warrant is hereby amended and restated in its entirety as follows:

“(ii)    this Warrant may be exercised at an Exercise Price per Warrant Share equal to the greater of $1.76 and the Reference Price with respect to no more than 4,000,000 Warrant Shares if and only if (A) the Collaboration Agreement has been entered into and Healios has satisfied the $2.5 million payment obligation set forth in Section 6.2(a) thereunder and (B) the $10.0 million held in escrow as contemplated by the LOI is released to the Company, and if the conditions set forth in the preceding clauses (A) and (B) have been satisfied, this Warrant may be exercised pursuant to this Section 1(b)(ii) during the period beginning on the latest of (A) the date that the Collaboration Agreement has been entered into, (B) the date that the $10.0 million held in escrow as contemplated by the LOI is released to the Company and (C) the date that Healios has satisfied the $2.5 million payment obligation set forth in Section 6.2(a) of the Collaboration Agreement, through September 1, 2020; and”

3.        The last sentence of Section 5(k) of the Warrant is hereby deleted in its entirety and Section 5(k) of the Warrant is amended to add to the following sentences at the end of Section 5(k):

“Upon termination of this Warrant pursuant to the preceding sentence, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Business Days after the relevant termination event shall have occurred. In the event that a China Agreement is not entered into during the China ROFN Period, Athersys shall have right to terminate this Warrant with respect to Section 1(b)(i) and Section 1(b)(iii) immediately upon written notice to Healios delivered at any time after the expiration of the China ROFN Period.”

4.         Each reference in the Warrant to “Section 7.2(a) of the Collaboration Agreement” is hereby amended to read “Section 6.2(a) of the Collaboration Agreement”.

5.        The reference in the Warrant to “Section 8.2 thereof” in Section 5(k) of the Warrant is hereby amended to read “Section 7.2 thereof”.

6.        The reference in the Warrant to “Section 6.2 of the form of Collaboration Agreement attached to the LOI” in Section 5(l) of the Warrant is hereby amended to read “Exhibit 4 to the Collaboration Agreement”.

[Signature Page to Follow.]

IN WITNESS WHEREOF, Company and the Holder have caused this Amendment No. 1 to Common Stock Purchase Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ATHERSYS, INC.

By:	/s/ Gil Van Bokkelen
Name: Gil Van Bokkelen
Title: Chairman & CEO

HEALIOS K.K.

By:	/s/ Hardy TS Kagimoto
Name: Hardy TS Kagimoto
Title: CEO